Filed pursuant to Rule 433
Registration No. 333-157796
June 15, 2009

Final Term Sheet for 4.875% Notes due 2014

Issuer:	Deutsche Telekom International Finance B.V.
Guarantor:	Deutsche Telekom AG
Guarantor Ratings (1):	Fitch: BBB+; Moody’s: Baa1; S&P: BBB+
Principal Amount:	$750,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Settlement Date:	June 22, 2009
Maturity Date:	July 8, 2014
Public Offering Price:	99.587% of principal amount
Coupon:	4.875%
Benchmark Treasury:	UST 2.250% due May 31, 2014
Treasury Spot:	2.718%
Re-offer Yield:	4.968%
Interest Payment Dates:	Semi-annually on January 8th and July 8th, commencing on January 8, 2010
Day Count Convention:	30/360
Redemption:	Make-whole call, at any time at a discount rate of comparable Treasury yield plus 0.20% as described in the preliminary prospectus supplement
Defeasance:	Yes, as described in the base prospectus
Denominations:	$75,000, and increments of $1,000 above
CUSIP:	25156P AM5
ISIN:	US25156PAM59
Bookrunners:	Barclays Capital Inc. Citigroup Global Markets, Inc.
Co-managers:	BBVA Securities Inc. RBS Securities Inc. SG Americas Securities, LLC Unicredit Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847 or from Citigroup Global Markets Inc. by calling 1-877-858-5407.

(1) A security rating is not a recommendation to buy, sell or hold securities.  Ratings are subject to revision or withdrawal at any time by the assigning rating organization.  Each rating should be evaluated independently of any other rating.

June 15, 2009

Final Term Sheet for 6.000% Notes due 2019

Issuer:	Deutsche Telekom International Finance B.V.
Guarantor:	Deutsche Telekom AG
Guarantor Ratings (1):	Fitch: BBB+; Moody’s: Baa1; S&P: BBB+
Principal Amount:	$750,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Settlement Date:	June 22, 2009
Maturity Date:	July 8, 2019
Public Offering Price:	99.371% of principal amount
Coupon:	6.000%
Benchmark Treasury:	UST 3.125% due May 15, 2019
Treasury Spot:	3.709%
Re-offer Yield:	6.084%
Interest Payment Dates:	Semi-annually on January 8th and July 8th, commencing on January 8, 2010
Day Count Convention:	30/360
Redemption:	Make-whole call, at any time at a discount rate of comparable Treasury yield plus 0.20% as described in the preliminary prospectus supplement
Defeasance:	Yes, as described in the base prospectus
Denominations:	$75,000, and increments of $1,000 above
CUSIP:	25156P AN3
ISIN:	US25156PAN33
Bookrunners:	Barclays Capital Inc. Citigroup Global Markets, Inc.
Co-managers:	BBVA Securities Inc. RBS Securities Inc. SG Americas Securities, LLC Unicredit Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847 or from Citigroup Global Markets Inc. by calling 1-877-858-5407.

(1) A security rating is not a recommendation to buy, sell or hold securities.  Ratings are subject to revision or withdrawal at any time by the assigning rating organization.  Each rating should be evaluated independently of any other rating.